Exhibit 10.2

THIS SHARE PURCHASE OPTION AGREEMENT made the 5th day of October, 2009.

BETWEEN:

SARA CREEK GOLD CORP., a company incorporated under the laws of Nevada and having an address for notice and delivery located at its executive offices located at 5348 Vegas Drive, #236, Las Vegas, NV  89108

(“Sara Creek”)

OF THE FIRST PART

AND:

KAPELKA EXPLORATION INC., a company incorporated under the laws of the Province of Alberta and having an address for delivery at 46 Royal Ridge Rise NW, Calgary, Alberta, T3G 4V2

(“Kapelka”)

OF THE SECOND PART

WHEREAS:

A.
Kapelka is a shareholder of Orion Resources, N.V. (“Orion”), and Sara Creek has entered into a Share Acquisition and Investment Agreement with Orion, dated September  30, 2009, whereby Sara Creek intends to become a shareholder of Orion;

B.
Orion is a resources company, with a 100% interest in and to a resource property, consisting of two exploration concessions consisting of 56,920 hectares (the “Property”), located in east central Suriname, in the districts of Brokopondo and Sipalilwini;

C.	Kapelka is currently the registered and beneficial owner of an undivided 100% interest in one (1) share (the “Share”) in the capital of Orion; and

D.	Kapelka wishes to grant an option to Sara Creek to acquire the Share and Sara Creek wishes to acquire the same, on the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1.	INTERPRETATION

1.1	Where used in this Agreement, each of the following words and terms have the meanings ascribed to them below:

(a)
“Agreement” means this purchase agreement and all instruments supplemental to or in amendment or confirmation of this purchase agreement, and all references to this Agreement shall include all Schedules attached hereto;

(b)	“Closing” means the completion of the option to purchase the Share under this Agreement;

(c)	“Closing Date” means the date as agreed to by the parties to this Agreement;

(d)	“Closing Time” means 10:00 a.m. (Calgary time) on the Closing Date or such other time on such date as the parties may agree as the time at which the Closing shall take place;

(e)
“Expenditures” means all expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by Sara Creek from the date hereof in connection with the exploration and development of the Property; including monies expended in maintaining the Property in good standing and in applying for and securing all necessary leases or permits; monies expended toward all taxes, fees and rentals; monies expended in doing and filing assessment work; expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling and drifting, raising and other underground work, assaying and testing and engineering, environmental studies, data preparation and analysis; costs of acquiring or preparing research materials, technical or geological reports and data; costs of paying the fees, wages, salaries, traveling expenses of all persons engaged directly in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons; and including a charge in lieu of overhead, management and other unallowable costs equal to ten (10%) percent of all such expenditures for contracts of less than US$100,000, and five (5%) percent for contracts of US$100,000 or more.

(f)	“party” or “parties” and similar expressions means a signatory to this Agreement, unless the context otherwise requires;

(g)
“person” includes an individual, corporation, partnership, joint venture, society, association, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity, or any trustee, executor, administrator, or other legal representative;

1.2	In this Agreement, except as otherwise expressly provided:

(a)
the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent, or intent of this Agreement or any of its provisions;

(b)
the singular of any term includes the plural, and vice versa, the use of any term is equally applicable to any gender and, where applicable, a body corporate, the word “or” is not exclusive and the word “including” is not limited (whether or not non-limited language, such as “without limitation” or “but not limited to” or words of similar import is used with reference to that term);

(c)
any reference to a statute includes and is a reference to that statute and to the regulations made under that statute, with all amendments made to that statute and in force from time to time, and to any statute or regulations that may be passed that has the effect of supplementing or superseding that statute or those regulations;

(d)	except as otherwise provided, any dollar amount referred to in this Agreement is in Unites States of America funds; and

(e)	any other term defined within the text of this Agreement has the meaning so ascribed.

2.	GRANT OF OPTION

2.1	Kapelka hereby gives and grants to Sara Creek the exclusive right and option to purchase the Share in accordance with the terms and conditions of this Agreement (the “Option”).

2.2	In order to exercise the Option and to acquire the Share, Sara Creek shall, by or before September 30, 2011:

(a)
pay a total of US$6,500,000 for Expenditures associated with the exploration and development of the Property, which Expenditures may be made by Sara Creek in such increments as Sara Creek in its sole discretion determines (so long as the aggregate amount of such Expenditures are made by or before September 30, 2011 and that a minimum amount of US$250,000 per month is paid towards the Expenditures commencing on or before November 15, 2009); and

(b)
issue to Kapelka shareholders an aggregate of 12,000,000 fully paid and non – assessable restricted shares of common stock (the “Payment Shares”) of Sara Creek in the most tax friendly manner possible and in accordance with all applicable securities laws.

3.	KAPELKA’S REPRESENTATIONS AND WARRANTIES

3.1	To induce Sara Creek to enter into and consummate this Agreement, Kapelka represents and warrants and covenants to Sara Creek as follows:

(a)
Kapelka is a corporation duly incorporated and validly existing under the laws of the Province of Alberta and is in good standing regarding the filing of all documents and the payment of all fees with the applicable corporate registries of its jurisdiction, and Kapelka has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)
this Agreement has been duly executed and delivered by Kapelka and is a binding agreement of Kapelka, enforceable against it in accordance with its terms and conditions, except that (i) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, (ii) equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction, and (iii) rights of indemnity, contribution and the waiver of contribution provided for herein may be limited under applicable law;

(c)
the execution and delivery of this Agreement and the performance by Kapelka of all of its obligations hereunder has been duly authorized by all necessary corporate action required to be taken by it or on its behalf, and no consents, approvals, waivers or authorizations are required to be obtained by it to authorize or complete the transactions contemplated herein, except for shareholder approval if required under applicable corporate laws;

(d)	the Share is validly issued and outstanding as a fully paid and non-assessable share of Orion;

(e)
Kapelka is the legal and beneficial owner of the Share, free and clear of all liens, charges, claims and encumbrances, and there are no adverse claims or challenges against, or to the ownership of, or title to the Share;

(f)	during the currency of this Agreement, Kapelka shall remain the registered and beneficial holder of the Share, and shall keep the Share free and clear of all liens and encumbrances whatsoever;

(g)
Kapelka is not a party to any agreements, debt instruments, or commitments and Kapelka is not subject to any charter, by-law or other corporate restriction, nor any order or other restriction that would prevent Kapelka from entering into this Agreement or from completing the transactions contemplated by this Agreement;

(h)	Kapelka shall not grant any options or otherwise create any rights for any person to obtain ownership of the Share, or that shall or could result in encumbering the Share in any way whatsoever;

(i)	no person has any written or oral agreement or option or right capable of becoming an agreement as to the ownership of the Share;

(j)
there is no basis for and there are no claims or other proceedings outstanding or pending or, to the best of Kapelka’s knowledge, threatened against or affecting the Share at law or in equity or before or by any government authority; and

(k)
to the best of Kapelka’s knowledge, except as otherwise provided for in this Agreement, no authorization or exemption by or filing with any government, public, or self-regulatory authority is required in connection with Kapelka’s signing, delivery, and performance of this Agreement.

3.2
The representations, warranties, covenants, and agreements of Kapelka contained in this Agreement or in any documents delivered in connection with the transactions contemplated hereby shall be true at and as of the Closing Time as though Kapelka made these representations and warranties at and as of that time.  Despite any investigations Sara Creek may make before the signing of this Agreement or Sara Creek’s waiver of any condition, the representations, warranties, covenants, and agreements of Kapelka shall survive the Closing and, despite the Option provided for in this Agreement, shall continue in full force and effect.  If any of these representations and warranties are found to be incorrect or if there is a breach by Kapelka of any of the covenants or agreements, which incorrectness or breach shall result in any loss or damage sustained directly or indirectly by Sara Creek, then Kapelka shall pay the amount of the loss or damage to Sara Creek within 30 days of receiving notice of the loss or damage.

4.	SARA CREEK’S REPRESENTATIONS AND WARRANTIES

4.1	To induce Kapelka to enter into and consummate this Agreement, Sara Creek represents, warrants and covenants to Kapelka as follows:

(a)
Sara Creek is a corporation duly incorporated and validly existing under the laws of Nevada, is in good standing regarding the filing of annual reports at the office of the Secretary of State for Nevada, and has the power and authority to enter into, deliver, and perform this Agreement and to carry out its terms;

(b)
this Agreement has been duly executed and delivered by Sara Creek and is a binding agreement of Sara Creek, enforceable against it in accordance with its terms and conditions, except that (i) the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally, (ii) equitable remedies, including, without limitation, specific performance and injunction, may be granted only in the discretion of a court of competent jurisdiction, and (iii) rights of indemnity, contribution and the waiver of contribution provided for herein may be limited under applicable law;

(c)	the performance of this Agreement shall not violate the applicable securities laws to which Sara Creek is subject, or any agreement or other instrument to which Sara Creek is a party;

(d)
all necessary corporate action on Sara Creek’s part shall, at Closing, validly authorize the signing, delivery, and performance of this Agreement and the completion of the transactions contemplated by this Agreement; and

(e)
other than for the approval of the directors of Sara Creek, no permit, authorization or consent of any party is necessary for the consummation by Sara Creek of the transactions contemplated in this Agreement.

5.	TERMINATION OF OPTION

5.1	This Agreement and the Option shall terminate if Sara Creek fails to pay the required Expenditures or issue the required Payment Shares to Kapelka shareholders in accordance with paragraph 2.2 above.

6.	ACQUISITION OF INTEREST IN THE SHARE

6.1
At such time as Sara Creek has made the required Expenditures and issued the Payment Shares to Kapelka shareholders in accordance with paragraph 2.2 above within the time periods specified therein, the Option shall be deemed to have been exercised by Sara Creek, and Sara Creek shall have thereby, without any further act, acquired a one hundred percent (100%) undivided interest in and to the Share, and shall be deemed the sole beneficial owner of the Share.

6.2
Upon the deemed exercise of the Option as set out in section 6.1 above, Kapelka shall take all necessary action required on the part of Kapelka to effect the transfer of the Share to Sara Creek, including without limiting the generality thereof, ensuring that the transfer is effected on the books of Orion.

7.	CLOSING MATTERS

7.1	The Closing shall take place at the Closing Time at such place as the parties may determine.

7.2	Sara Creek’s obligation to complete the transactions contemplated by this Agreement is subject to the conditions that:

(a)
the representations and warranties of Kapelka set out in sections 3.1 shall be true and correct in every particular as if Kapelka had made those respective representations and warranties on the Closing Date; and

(b)	Kapelka shall have delivered satisfactory legal evidence that the Share has been transferred to Sara Creek.

7.3	On the Closing Date, Kapelka will deliver to Sara Creek or as otherwise directed by Sara Creek:

(a)	satisfactory legal evidence that the Share is registered in the name of Sara Creek;

(b)
a certificate of an officer of Kapelka confirming the accuracy of all representations and warranties of Kapelka contained in section 3.1 and the fulfillment of all covenants and conditions under this Agreement, unless waived; and

(c)
a copy of the directors’ resolutions or directors’ minutes of Kapelka authorizing Kapelka to enter into this Agreement and to carry out the transactions contemplated herein, as well as a copy of the shareholders’ resolutions or shareholders’ minutes of Kapelka authorizing Kapelka to enter into this Agreement and to complete the transactions contemplated hereby, if required under applicable corporate laws.

The conditions set out in this section 7.3 are for Sara Creek’s exclusive benefit and Sara Creek may waive those conditions in writing in whole or in part on or before the Closing Date, but save as so waived, the completion by the Investor of the transactions contemplated by this Agreement shall not prejudice or affect in any way Sara Creek’s rights regarding the representations and warranties of Kapelka and those representations and warranties shall survive the Closing Date for one year.

7.4	On the Closing Date, Sara Creek will deliver to Kapelka or as otherwise directed by Kapelka:

(a)	A copy of all transfers indicating that a total of US$6,500,000 has been paid towards the Expenditures in accordance with Section 2.2;

(b)
12,000,000 fully paid and non-assessable restricted shares of common stock of Sara Creek issued to the shareholders of Kapelka as directed by Kapelka in the most tax friendly manner possible and in accordance with all applicable securities laws.

(c)
a certificate of an officer of Sara Creek confirming the accuracy of all representations and warranties of Sara Creek contained in section 4.1 and the fulfillment of all covenants and conditions under this Agreement, unless waived; and

(d)
a copy of the directors’ resolutions or directors’ minutes of Sara Creek authorizing Sara Creek to enter into this Agreement and to carry out the transactions contemplated herein, as well as a copy of the shareholders’ resolutions or shareholders’ minutes of Sara Creek authorizing Sara Creek to enter into this Agreement, if required under applicable corporate laws.

The conditions set out in this section 7.4 are for Kapelka’s exclusive benefit and Kapelka may waive those conditions in writing in whole or in part on or before the Closing Date, but save as so waived, the completion by Kapelka of the transactions contemplated by this Agreement shall not prejudice or affect in any way Kapelka’s rights regarding the representations and warranties of Sara Creek and those representations and warranties shall survive the Closing Date for one year.

8.	TRANSACTION EXPENSES

8.1
Each party to this Agreement shall bear all costs and expenses incurred by it in negotiating this Agreement and in closing and carrying out the transactions contemplated hereby.  Subject to the foregoing, all costs and expenses related to satisfying any condition or fulfilling any covenant contained in this Agreement shall be borne by the party whose responsibility it is to satisfy the condition or fulfill the covenant in question.

9.	NOTICES

9.1
Any notices to be given by either party to the other shall be sufficiently given if delivered personally or if sent by registered mail, postage prepaid, to the parties at their respective addresses shown on the first page of this Agreement, or to any other addresses as the parties may notify to the other from time to time in writing, or if transmitted by facsimile to such facsimile number, as the parties may notify the other of, from time to time.  This notice shall be deemed to have been given at the time of delivery, if delivered in person or transmitted by facsimile, or within five Business Days from the date of posting if mailed.

10.	GENERAL

10.1	This Agreement shall enure to the benefit of and shall be binding on the parties and their respective heirs, executors, administrators, successors, and assigns.

10.2	Time shall be of the essence of this Agreement.

10.3
The terms and provisions contained in this Agreement constitute the entire agreement between the parties and supersede all previous oral or written communications regarding the Option for the purchase of the Share.

10.4
If any provision of this Agreement is determined to be void or unenforceable in whole or in part, that provision shall be deemed not to affect or impair the validity of any other provision of this Agreement and the void or unenforceable provision shall be severable from this Agreement.

10.5
The parties may sign this Agreement in counterparts and these parts shall together form one original agreement.  Parties may sign and deliver this Agreement by facsimile and facsimile signatures are legally binding on all parties.

10.6
Each party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

10.7
This Agreement and the rights and obligations and relations of the parties shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The parties agree that the courts of Alberta shall have the exclusive jurisdiction to entertain any action or other legal proceedings based on any provisions of this Agreement.  Each party attorns to the exclusive jurisdiction of the courts of Alberta.

IN WITNESS WHEREOF the parties have signed this Agreement as of the date written on the first page of this Agreement.

KAPELKA EXPLORATION INC. /s/ Riaz Sumar	SARA CREEK GOLD CORP. /s/ Jean Pomerleau
Authorized Signatory	Authorized Signatory

Riaz Sumar, Director	Jean Pomerleau, President
(print name and title)	(print name and title)